Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Third Quarter 2023 Financial Results

WEST JORDAN, Utah, December 6, 2023--Sportsman's Warehouse Holdings, Inc. (“Sportsman's Warehouse” or the “Company”) (Nasdaq: SPWH) today announced third quarter financial results for the thirteen and thirty-nine weeks ended October 28, 2023.

“During the third quarter the team successfully executed our near-term initiatives and I am pleased that we exceeded our prior guidance for both net sales and adjusted diluted earnings per share,” said Paul Stone, Sportsman’s Warehouse President and Chief Executive Officer. “While we continued to navigate macroeconomic headwinds, we made significant progress on our plan to clear through excess apparel and footwear inventory, allowing us to invest in the right merchandise that appeals to our core customer. Additionally, we realized meaningful financial benefits through the cost reduction plan that was laid out last quarter, as we reduced SG&A spend. We intend to continue to execute these plans, which in turn, are designed to lower our debt level, so we are well positioned as we begin 2024. In the short-term we look to further provide our customers with a positive holiday shopping experience, highlighted by our unmatched service and passion.”

For the thirteen weeks ended October 28, 2023:

•
Net sales were $340.6 million, a decrease of 5.3%, compared to $359.7 million in the third quarter of fiscal year 2022. The net sales decrease was primarily due to the continued impact of consumer inflationary pressures and recessionary concerns on discretionary spending, resulting in a decline in store traffic and lower demand across most product categories. This decrease, however, was partially offset by the opening of 15 new stores since October 29, 2022 and increased demand in certain categories as a result of social unrest.
•
Same store sales decreased 11.4% during the third quarter of fiscal year 2023, compared to the third quarter of fiscal year 2022, primarily as a result of the impact of consumer inflationary pressures and recessionary concerns on discretionary spending.
•
Gross profit was $103.2 million, or 30.3% of net sales, compared to $120.8 million or 33.6% of net sales in the third quarter of fiscal year 2022. The 330 basis point decrease, as a percentage of net sales, can be attributed to reduced product margins in our ammunition category and increased promotional efforts to drive store and online traffic and reduce our apparel and footwear inventory.
•
Selling, general, and administrative (SG&A) expenses were $100.1 million, a decrease of 2.2%, compared to $102.3 million in the third quarter of fiscal year 2022. This decrease was due to lower payroll, other operating expenses, and new store pre-opening expenses of $8.8 million in the aggregate, partially offset by increases in depreciation, rent and professional fees, including a sign-on bonus for our new Chief Executive Officer, and severance expenses related to implementation of our cost reduction plan, all totaling $7.0 million. On a per store basis, our payroll expense was down 22% and other operating expenses were down 19%, compared to the third quarter of last year.

•
Net loss was $(1.3) million, compared to net income of $12.9 million in the third quarter of fiscal year 2022. Adjusted net loss was $(0.2) million, compared to adjusted net income of $13.1 million in the third quarter of fiscal year 2022 (see “GAAP and Non-GAAP Measures”).

•
Adjusted EBITDA was $16.2 million, compared to $27.7 million in the third quarter of fiscal year 2022 (see "GAAP and Non-GAAP Measures").
•
Diluted loss per share was $(0.04) compared to diluted earnings per share of $0.33 in the third quarter of fiscal year 2022. Adjusted diluted loss per share was $(0.01) compared to adjusted diluted earnings per share of $0.34 for the third quarter of fiscal year 2022 (see "GAAP and Non-GAAP Measures").

For the thirty-nine weeks ended October 28, 2023:

•
Net sales were $917.6 million, a decrease of 10.1%, compared to $1.02 billion in the first nine months of fiscal year 2022. This net sales decrease was primarily driven by lower demand across most product categories due to current consumer inflationary pressures and recessionary concerns on discretionary spending. To a lesser extent, our spring sales were negatively impacted due to extended winter conditions in the Western United States, leading to decreased outdoor participation. The decrease was partially offset by the opening of 15 new stores since October 29, 2022 and increased demand in certain categories as a result of social unrest.
•
Same store sales decreased 15.0% compared to the first nine months of fiscal year 2022. This decrease was primarily due to lower sales demand across most product categories due to consumer inflationary pressures and recessionary concerns on discretionary spending.

•
Gross profit was $284.0 million or 31.0% of net sales, compared to $337.5 million or 33.1% of net sales for the first nine months of fiscal year 2022. This decrease, as a percentage of net sales, was primarily driven by reduced product margins in our ammunition category and in our apparel and footwear departments, and increased promotional activity to drive traffic online and in our stores and to reduce inventory.
•
SG&A expenses increased to $301.5 million or 32.9% of net sales, compared with $295.4 million or 29.0% of net sales for the first nine months of fiscal year 2022. This increase was primarily due to higher depreciation, rent and new store pre-opening expenses due to 15 new store openings since October 29, 2022, partially offset by decreases in payroll and other operating expenses.
•
Net loss was $(20.3) million, compared to net income of $29.5 million in the first nine months of fiscal year 2022. Adjusted net loss was $(16.6) million, compared to adjusted net income of $30.4 million in the first nine months of fiscal year 2022 (see “GAAP and Non-GAAP Measures”).
•
Adjusted EBITDA was $19.3 million, compared to $69.8 million in the first nine months of fiscal year 2022 (see "GAAP and Non-GAAP Measures").
•
Diluted loss per share was $(0.54), compared to diluted earnings per share of $0.71 in the first nine months of fiscal year 2022. Adjusted diluted loss per share was $(0.44), compared to adjusted diluted earnings per share of $0.73 in the first nine months of fiscal year 2022 (see "GAAP and Non-GAAP Measures").

Balance sheet and capital allocation highlights as of October 28, 2023:

•
The Company ended the third quarter of fiscal year 2023 with net debt of $182.5 million, comprised of $2.9 million of cash and cash equivalents and $185.4 million of borrowings outstanding under the Company’s revolving credit facility. Inventory at the end of the third quarter was $446.3 million.

•
Total liquidity was $113.9 million as of the end of the third quarter of fiscal year 2023, comprised of $111.0 million of availability under the Company’s revolving credit facility and $2.9 million of cash and cash equivalents.

Company Outlook:

For the fourth quarter of fiscal year 2023, net sales are expected to be in the range of $365 million to $390 million, with same store sales expected to be down 11% to 6% year-over-year. Adjusted diluted earnings per share for the fourth quarter of fiscal year 2023 are expected to be in the range of $(0.35) to $(0.25). Due to the more aggressive promotional activities, gross margins in the fourth quarter are expected to be reduced between 600 to 800 basis points compared with the prior year fourth quarter. The Company’s fiscal year 2023 consists of 53 weeks, which is factored into the Company’s fourth quarter guidance for sales and earnings per share. The Company anticipates that this extra week will add between $14 million to $17 million in net sales and result in an adjusted diluted earnings per share loss of $(0.06) to $(0.04).

The Company has reviewed its capital allocation priorities, and considered the current challenging macroeconomic conditions, and does not currently plan to open new stores during fiscal year 2024.

Jeff White, Chief Financial Officer of Sportsman’s Warehouse said, “Our inventory reduction in the quarter was driven by our strategic promotional efforts, primarily related to apparel and footwear and designed to lower our overall operating costs. While these efforts have weighed on our gross margins, our inventory reduction is progressing as planned. We will continue this effort during the fourth quarter and expect our gross margins to be significantly reduced compared with last year’s fourth quarter. These efforts are a critical piece for us achieving our year-end inventory goal, placing us in a much healthier position.”

Conference Call Information

A conference call to discuss third quarter 2023 financial results is scheduled for December 6, 2023, at 5:00PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”) and that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): adjusted net (loss) income, adjusted diluted (loss) earnings per share and adjusted EBITDA. The Company defines adjusted net (loss) income as net (loss) income plus expenses incurred relating to director and officer transition costs, costs related to the implementation of our cost reduction plan and a one-time legal settlement and related fees and expenses. Net (loss) income is the most comparable GAAP financial measure to adjusted net (loss) income. The Company defines adjusted diluted (loss) earnings per share as adjusted net (loss) income divided by diluted weighted average shares outstanding. Diluted (loss) earnings per share is the most comparable GAAP financial measure to adjusted diluted (loss) earnings per share. The Company defines Adjusted EBITDA as net (loss) income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, director and officer transition costs, costs related to the implementation of our cost reduction plan and a one-time legal settlement and related fees and expenses. Net (loss) income is the most comparable GAAP financial measure to adjusted EBITDA. Beginning with the three months ended October 28, 2023, the Company no longer adds back new store pre-opening expenses to net (loss) income to determine Adjusted EBITDA. The presentation of past periods has been conformed to the current presentation. The Company has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Financial Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors and are frequently used by analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted (loss) earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations and uses these additional measurement tools for purposes of business decision-making, including evaluating store performance, developing budgets and managing expenditures. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s management believes that these non-GAAP financial measures allow investors to evaluate the Company’s operating performance and compare its results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of the Company’s core operating performance. The presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that the Company’s future results, cash flows or leverage will be unaffected by other unusual or non-recurring items.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding: expected cost savings from our cost reduction initiatives; our guidance for net sales, same store sales, gross margin and adjusted diluted earnings per share for the fourth quarter of fiscal year 2023; our plans regarding new store openings, if any; and our plan to further reduce inventory levels, lower our debt and improve liquidity. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model, which is impacted by general economic and market conditions and economic, market and financial uncertainties that may cause a decline in consumer spending; the impact of general macroeconomic conditions, such as labor shortages, inflation, rising interest rates, economic slowdowns, recessions or market corrections, liquidity concerns at, and failures of, banks and other financial institutions, and tightening credit markets on the Company’s operations; the Company’s concentration of stores in the Western United States and related weather conditions; competition in the outdoor activities and specialty retail market and the potential for increased competition; changes in consumer demands; the Company’s expansion into new markets and planned growth, including as a result of opening additional stores, if any, in future periods, which may not be successful; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 28, 2023 which was filed with the SEC on April 13, 2023, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Investor Relations

Sportsman’s Warehouse

(801) 304-2816

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Thirteen Weeks Ended

	October 28, 2023	% of net sales	October 29, 2022	% of net sales	YOY Variance
Net sales	$340,569	100.0%	$359,720	100.0%	$(19,151)
Cost of goods sold	237,384	69.7%	238,898	66.4%	(1,514)
Gross profit	103,185	30.3%	120,822	33.6%	(17,637)

Operating expenses:
Selling, general and administrative expenses	100,113	29.4%	102,322	28.4%	(2,209)
Income (loss) from operations	3,072	0.9%	18,500	5.2%	(15,428)
Interest expense	3,944	1.2%	1,187	0.3%	2,757
(Loss) income before income taxes	(872)	(0.3%)	17,313	4.9%	(18,185)
Income (benefit) tax expense	459	0.1%	4,436	1.2%	(3,977)
Net (loss) income	$(1,331)	(0.4%)	$12,877	3.7%	$(14,208)

(Loss) earnings per share
Basic	$(0.04)		$0.34		$(0.38)
Diluted	$(0.04)		$0.33		$(0.37)

Weighted average shares outstanding
Basic	37,393		38,414		(1,021)
Diluted	37,393		38,681		(1,288)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Thirty-Nine Weeks Ended

	October 28, 2023	% of net sales	October 29, 2022	% of net sales	YOY Variance
Net sales	$917,593	100.0%	$1,020,246	100.0%	$(102,653)
Cost of goods sold	633,547	69.0%	682,794	66.9%	(49,247)
Gross profit	284,046	31.0%	337,452	33.1%	(53,406)

Operating expenses:
Selling, general and administrative expenses	301,450	32.9%	295,430	29.0%	6,020
Income (loss) from operations	(17,404)	(1.9%)	42,022	4.1%	(59,426)
Interest expense	9,518	1.0%	2,521	0.2%	6,997
(Loss) income before income taxes	(26,922)	(2.9%)	39,501	3.9%	(66,423)
Income (benefit) tax expense	(6,664)	(0.7%)	10,012	1.0%	(16,676)
Net (loss) income	$(20,258)	(2.2%)	$29,489	2.9%	$(49,747)

(Loss) earnings per share
Basic	$(0.54)		$0.71		$(1.25)
Diluted	$(0.54)		$0.71		$(1.25)

Weighted average shares outstanding
Basic	37,500		41,438		(3,938)
Diluted	37,500		41,672		(4,172)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(amounts in thousands, except par value data)

	October 28,	January 28,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$2,915	$2,389
Accounts receivable, net	3,105	2,053
Income tax receivable	622	—
Merchandise inventories	446,324	399,128
Prepaid expenses and other	29,615	22,326
Total current assets	482,581	425,896
Operating lease right of use asset	296,328	268,593
Property and equipment, net	199,555	162,586
Goodwill	1,496	1,496
Definite lived intangibles, net	344	389
Total assets	$980,304	$858,960

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$83,296	$61,948
Accrued expenses	88,851	99,976
Income taxes payable	—	932
Operating lease liability, current	48,254	45,465
Revolving line of credit	185,388	87,503
Total current liabilities	405,789	295,824
Long-term liabilities:
Deferred income taxes	2,880	9,544
Operating lease liability, noncurrent	299,379	260,479
Total long-term liabilities	302,259	270,023
Total liabilities	708,048	565,847

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000 shares authorized; 37,411 and 37,541 shares issued and outstanding, respectively	374	375
Additional paid-in capital	80,760	79,743
Accumulated earnings	191,122	212,995
Total stockholders' equity	272,256	293,113
Total liabilities and stockholders' equity	$980,304	$858,960

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(amounts in thousands)

	Thirty-Nine Weeks Ended
	October 28,	October 29,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(20,258)	$29,489
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property and equipment	28,367	22,961
Amortization of deferred financing fees	114	146
Amortization of definite lived intangible	45	51
Noncash lease expense	24,493	21,169
Deferred income taxes	(6,664)	(1,486)
Stock-based compensation	3,341	3,526
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	(1,051)	252
Operating lease liabilities	(10,539)	(18,580)
Merchandise inventories	(47,196)	(98,596)
Prepaid expenses and other	(7,403)	3,135
Accounts payable	26,081	68,327
Accrued expenses	(4,413)	(11,369)
Income taxes payable and receivable	(1,554)	(4,516)
Net cash (used in) provided by operating activities	(16,637)	14,509
Cash flows from investing activities:
Purchase of property and equipment, net of amounts acquired	(71,170)	(38,477)
Net cash used in investing activities	(71,170)	(38,477)
Cash flows from financing activities:
Net borrowings on line of credit	97,885	39,010
Decrease in book overdraft	(5,611)	(5,113)
Proceeds from issuance of common stock per employee stock purchase plan	456	525
Payments to acquire treasury stock	(2,748)	(62,411)
Payment of withholdings on restricted stock units	(1,649)	(1,993)
Payment of deferred financing costs	—	(508)
Net cash provided by (used in) financing activities	88,333	(30,490)
Net change in cash and cash equivalents	526	(54,458)
Cash and cash equivalents at beginning of period	2,389	57,018
Cash and cash equivalents at end of period	$2,915	$2,560

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$8,551	$2,349
Income taxes, net of refunds	1,554	16,014

Supplemental schedule of noncash activities:
Noncash change in operating lease right of use asset and operating lease liabilities from remeasurement of existing leases and addition of new leases	$52,314	$46,050
Purchases of property and equipment included in accounts payable and accrued expenses	$3,583	$7,223

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliations of (i) GAAP net (loss) income to adjusted net (loss) income and (ii) GAAP diluted (loss) earnings per share to adjusted diluted (loss) earnings per share :

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Numerator:
Net (loss) income	$(1,331)	$12,877	$(20,258)	$29,489
Director and officer transition costs (1)	1,180	289	3,067	1,214
Cost reduction plan (2)	351	—	1,216	—
Legal settlement (3)	-	—	687	—
Less tax benefit	(398)	(75)	(1,292)	(316)
Adjusted net (loss) income	$(198)	$13,091	$(16,580)	$30,387

Denominator:
Diluted weighted average shares outstanding	37,393	38,681	37,500	41,672

Reconciliation of (loss) earnings per share:
Diluted (loss) earnings per share	$(0.04)	$0.33	$(0.54)	$0.71
Impact of adjustments to numerator and denominator	0.03	0.01	0.10	0.02
Adjusted diluted (loss) earnings per share	$(0.01)	$0.34	$(0.44)	$0.73

(1) Expenses incurred relating to departure of directors and officers and the recruitment of directors and key members of our senior management team. For the 39 weeks ended October 28, 2023, we incurred $3.1 million in expenses for employee retention bonuses after the retirement of our Chief Executive Officer in April 2023, professional fees for the engagement of a search firm to identify director candidates and candidates for Chief Executive Officer and an executive signing bonus and relocation reimbursement.

(2) Severance expenses paid as part of our cost reduction plan implemented during the 39 weeks ended October 28, 2023.
(3) Represents a one-time legal settlement and related fees and expenses.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliation of GAAP net (loss) income to adjusted EBITDA for the periods presented:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net (loss) income (1)	$(1,331)	$12,877	$(20,258)	$29,489
Interest expense	3,944	1,187	9,518	2,521
Income (benefit) tax expense	459	4,436	(6,664)	10,012
Depreciation and amortization	10,663	7,839	28,412	23,012
Stock-based compensation expense (2)	965	1,077	3,341	3,526
Director and officer transition costs (3)	1,180	289	3,067	1,214
Cost reduction plan (4)	351	—	1,216	—
Legal settlement (5)	-	—	687	—
Adjusted EBITDA	$16,231	$27,705	$19,319	$69,774

(1) Beginning with the three months ended October 28, 2023, we no longer add back new store pre-opening expenses to our net (loss) income to determine Adjusted EBITDA. The presentation of past periods has been conformed to the current presentation. For the 13 and 39 weeks ended October 28, 2023 we incurred $1.0 million and $5.4 million, respectively, in new store pre-opening expenses compared to $1.4 million and $2.9 million, respectively, for the 13 and 39 weeks ended October 29, 2022.

(2) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under the Sportsman's Warehouse Holdings, Inc. 2019 Performance Incentive Plan and the Sportsman's Warehouse Holdings, Inc. Employee Stock Purchase Plan.

(3) Expenses incurred relating to departure of directors and officers and the recruitment of directors and key members of our senior management team. For the 39 weeks ended October 28, 2023, we incurred $3.1 million in expenses for employee retention bonuses after the retirement of our Chief Executive Officer in April 2023, professional fees for the engagement of a search firm to identify director candidates and candidates for Chief Executive Officer and an executive signing bonus and relocation reimbursement.

(4) Severance expenses paid as part of our cost reduction plan implemented during the 39 weeks ended October 28, 2023.
(5) Represents a one-time legal settlement and related fees and expenses.

Reconciliation of fourth quarter fiscal year 2023 guidance:

	Estimated Q4 '23
	Low	High
Numerator:
Net loss	$(13,850)	$(10,500)
Director and officer transition costs (1)	$600	$1,000
Adjusted net loss	$(13,250)	$(9,500)
Denominator:
Weighted average shares outstanding	37,400	37,500

Reconciliation of earnings per share:
Loss per share	$(0.37)	$(0.28)
Impact of adjustments to numerator and denominator	$0.02	0.03
Adjusted loss per share	$(0.35)	$(0.25)

(1) Professional fees for the engagement of a search firm to identify candidates for Chief Executive Officer and an executive bonus.